UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2011

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Note Purchase Agreement

On March 21, 2011, Clean Harbors, Inc. (the “Company”) entered into a purchase agreement dated March 21, 2011 (the “note purchase agreement”), between the Company, the Company’s domestic subsidiaries as guarantors, and Goldman Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “initial purchasers”). Pursuant to the note purchase agreement, the initial purchasers agreed to purchase, and the Company agreed to issue and sell, $250.0 million aggregate principal amount of 7 5/8% senior secured notes due 2016 (the “new notes”), which the initial purchasers agreed to purchase for purposes of resale to investors in an offering exempt from registration under the Securities Act of 1933, as amended. Under the purchase agreement, the new notes were priced for purposes of such resale at 104.5% of the aggregate principal amount, representing an effective yield to maturity of 6.132%. The note purchase agreement contains warranties, covenants and closing conditions that are customary for transactions of this type. In addition, the Company and the guarantors agreed to indemnify the initial purchasers against certain liabilities arising from the transactions under the note purchase agreement, including liabilities under the federal securities laws. The note purchase agreement also contains customary contribution provisions. The description of the note purchase agreement contained in this report does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 1.1 to this report.

The initial purchasers and their affiliates have from time to time provided various investment and commercial banking and financial advisory services to the Company and its affiliates for which they have received customary fees and commissions, and the initial purchasers and their affiliates may provide such services to the Company and its affiliates from time to time in the future, for which they would expect to receive customary fees and commissions. In addition, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders or agents under the Company’s existing $120.0 million revolving credit facility for which they have received, and expect to receive in the future, interest and customary fees and commissions in connection with such facility and any future amendments thereof.

New Notes

On March 24, 2011, the closing date under the note purchase agreement described above (the “Closing Date”), the Company issued and sold to the initial purchasers the $250.0 million aggregate principal amount of new notes pursuant to an indenture dated as of August 14, 2009, as supplemented as of December 31, 2009 (the “indenture”), among the Company, as issuer, the Company’s domestic subsidiaries, as guarantors, and U.S. Bank National Association, as trustee and notes collateral agent. Under the indenture, the Company previously issued $300.0 million of notes on August 14, 2009 (the “initial issue date”), and on September 28, 2010, the Company redeemed $30.0 million of such notes, leaving $270.0 million outstanding. The new notes and such $270.0 million of notes issued on the initial issue date will be treated as a single class for all purposes under the indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase. The new notes and the notes issued on the initial issue date are referred to below in this report collectively as the “notes.”  The description of the indenture and the notes contained in this report is qualified in its entirety by reference to the complete text of the indenture, a copy of which is incorporated by reference herein to the Company’s previously filed reports as Exhibits 4.35 and 4.35A to this report.

The notes will mature on August 15, 2016.  The notes bear interest at a rate of 7.625% per annum, computed on the basis of a 360-day year composed of twelve 30-day months and payable semi-annually on August 15 and February 15 of each year.  The first interest payment on the new notes will be on August 15, 2011, and the purchase price paid to the Company for the new notes includes interest accrued from and including February 15, 2011.

The Company may redeem some or all of the notes at any time on or after August 15, 2012 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on August 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2012	103.813%
2013	101.906%
2014 and thereafter	100.000%

At any one time on or after September 29, 2011 but prior to August 15, 2012, the Company may also redeem up to 10% of the original aggregate principal amount of the notes at a redemption price of 103% of the principal amount, plus any accrued and unpaid interest. Prior to August 15, 2012, the Company may also redeem up to 35% of the aggregate principal amount of the notes originally issued on the initial issue date at a redemption price of 107.625% of the principal amount, plus any accrued and unpaid interest, using proceeds from certain equity offerings, and may also redeem some or all of the notes at a redemption price of 100% of the principal amount plus a make-whole premium and any accrued and unpaid interest. Holders may require the Company to repurchase the notes at a purchase price equal to 101% of the principal amount, plus any accrued and unpaid interest, upon a change of control of the Company.

The notes are guaranteed by substantially all the Company’s current and future domestic restricted subsidiaries. The notes are the Company’s and the guarantors’ senior secured obligations ranking, subject to the lien priorities summarized below, equally with all of the Company’s and the guarantors’ existing and future senior obligations (including obligations under the Company’s revolving credit agreement) and senior to any future indebtedness that is expressly subordinated to the notes and the guarantees. The notes and the guarantees are secured by a first lien on substantially all of the assets of the Company and its domestic restricted subsidiaries (the “Notes Collateral”), except for accounts receivable, related general intangibles and instruments and proceeds related thereto (the “ABL Collateral”) and certain other excluded collateral as provided in the indenture and subject to certain exceptions and permitted liens. The notes and the guarantees are also secured by a second lien on the ABL Collateral that, along with a second lien on the Notes Collateral, secure the Company’s obligations under its “ABL Facility” under its revolving credit agreement. The notes are not guaranteed by, or secured by the assets of, the Company’s Canadian or other foreign subsidiaries.

If the Company or its domestic subsidiaries sell assets under specified circumstances, the Company must offer to repurchase the notes from certain of the net proceeds of such sale at a purchase price equal to 100% of the principal amount, plus any accrued and unpaid interest, to the applicable repurchase date.

The indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to:

•                  incur or guarantee additional indebtedness (including, for this purpose, reimbursement obligations under letters of credit) or issue preferred stock;

•                  pay dividends or make other distributions to the Company’s shareholders;

•                  purchase or redeem capital stock or subordinated indebtedness;

•                  make investments;

•                  create liens;

•                  incur restrictions on the ability of the Company’s restricted subsidiaries to pay dividends or make other payments to the Company;

•                  sell assets, including capital stock of the Company’s subsidiaries;

•                  consolidate, merge, sell or otherwise dispose of all or substantially all the Company’s or the restricted subsidiaries’ assets; and

•                  enter into transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions.

The indenture provides for customary events of default including, but not limited to, cross defaults to other specified debt of the Company and its subsidiaries. In the case of an event of default arising from specified events of bankruptcy or insolvency, all of the outstanding notes will become due and payable immediately without further action or notice. If any other event of default under the indenture occurs and is continuing, the trustee or holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

The new notes issued on the Closing Date and the related guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This report does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the issuance of the new notes on the Closing Date, the Company and the guarantors entered into a registration rights agreement dated March 24, 2011, with the initial purchasers. Under such agreement, the Company and the Guarantors are required to file with the Securities and Exchange Commission (the “SEC”) an exchange offer registration statement and use reasonable best efforts to cause the exchange offer to be consummated within 180 days following the Closing Date, thereby enabling holders to exchange the new notes for registered notes with terms substantially identical to the terms of the new notes. Under specified circumstances, including if the exchange offer would not be permitted by applicable law or SEC policy, the registration rights agreement would require that the Company and the guarantors file a shelf registration statement and use reasonable best efforts to have such registration statement declared effective within 90 days following the event giving rise to the requirement to file the shelf registration statement for the resale of the new notes. If the Company and the guarantors default on their registration obligations under the registration rights agreement, additional interest (referred to as special interest), up to a maximum amount of 1.0% per annum, will be payable on the new notes until all such registration defaults are cured. The description of the registration rights agreement contained in this report is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 4.39 to this report.

The net proceeds from the issuance and sale of the new notes, after deducting the initial purchasers’ discount and estimated other transaction expenses, were approximately $255.0 million.  The Company intends to use such net proceeds, together with a portion of the Company’s available cash, to pay the purchase price for the Company’s previously announced proposed acquisition of Badger Daylighting Ltd. and related transaction fees and expenses. If such proposed acquisition is not consummated, the Company plans to use the net proceeds from the offering for general corporate purposes, which may include other acquisitions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Purchase Agreement dated March 21, 2011, between the Company, the Company’s domestic subsidiaries as guarantors, and Goldman Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

4.35

Indenture dated as of August 14, 2009, among Clean Harbors, Inc., as Issuer, the Guarantors listed on the signature pages thereto, and U.S. Bank National Association, as Trustee and Notes Collateral Agent (incorporated by reference to the similarly numbered exhibit to the Company’s Form 8-K Report filed on August 20, 2009)

4.35A

Supplemental Indenture dated as of December 31, 2009 among Clean Harbors, Inc., as Issuer, the subsidiaries of Clean Harbors, Inc. named therein as New Guarantors or Successor Guarantors, and U.S. Bank National Association, as Trustee and Notes Collateral Agent (incorporated by reference to the similarly numbered exhibit to the Company’s Form 10-K Annual Report for the Year ended December 31, 2009)

4.39

Registration Rights Agreement dated March 24, 2011, between the Company, the Company’s domestic subsidiaries as guarantors, and Goldman Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

March 25, 2011	/s/ James M. Rutledge
Executive Vice President, Treasurer and
Chief Financial Officer